Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-32930, 333-49414, 333-80379, 333-75402, 333-108289, 333-111120, 333-114133, 333-118643, 333-120457, 333-126330, 333-126350 and 333-131823) (Form S-8 Nos. 333-30943, 333-15627, 333-50519, 　333-49410, 333-66296, 333-90172, 333-108290, 333-118642, 333-126337, 333-137599 and 333-176895) of our report dated May 23, 2012 relating to the consolidated financial statements of 8x8, Inc. and the effectiveness of internal control over financial reporting of 8x8, Inc. appearing in this Annual Report (Form 10-K) for the year ended March 31, 2012.

/s/ Moss Adams LLP

San Francisco, California
May 23, 2012